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                                                                    Exhibit 15.3



September 6, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Lenfest Communications, Inc.
     Registration on Form S-4


We are aware that our report dated June 5, 1996 on our review of interim financial information of Sammons Cable for the six months ended June 30, 1995 and the two months ended February 29, 1996 is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ Coopers & Lybrand L.L.P.